Exhibit 99.1

Great Plains Holdings, Inc. closes on first Real Estate Asset located in Wildwood, FL

The Villages, FL January 2, 2014 - Great Plains Holdings, Inc. (OTCQB: GTPH) is pleased to announce its wholly owned subsidiary, Ashland Holdings, LLC, has closed on the purchase of two adjacent parcels of land in Wildwood, FL totaling approximately 0.9 acres. The acquisition includes a 1,400 square foot corporate office building and an additional parcel of land that includes a mobile home.

The all cash purchase was made from TD Bank, N.A. for a total price of $47,500. In August 2007 these two parcels sold for $250,000 according to Sumter County, Florida records.

Great Plains Holdings, Inc, and its subsidiaries Ashland Holdings & LiL Marc Inc. plan to occupy one or more of the five office spaces located on this property to accommodate our expected expansion. Until we need all of the office space, we are considering leasing the vacant offices to tenants in order to derive revenues.

“This is a great acquisition for the company that adds hard assets to the balance sheet without any debt. I love that Great Plains’ vision is coming together so quickly. Our Management Team is dedicated to increasing assets and revenue.” – Denis Espinoza, President

About Great Plains Holdings, Inc.:

Our current principal business activity is the manufacturing and marketing of the "LiL Marc" urinal used in the training of male toddlers. LiL Marc, Inc. is a wholly owned subsidiary of Great Plains Holdings, Inc. Also, through Ashland Holdings, LLC, a wholly owned subsidiary of Great Plains Holdings, Inc., we are committed to the diversification of our business through the acquisition and operation of commercial real estate, including but not limited to self storage facilities, apartment buildings, 55+ senior manufactured homes communities, and other income producing properties.

Safe Harbor Statement

This news release contains statements that involve expectations, plans or intentions (such as those relating to future business or financial results) and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as "may," "should," "expect," "anticipate," "believe," "estimate," "intend," "plan" and other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the company. The company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact:

Kent Campbell
Chief Executive Officer
(352) 561-8182